Exhibit 5.1

FOLEY HOAG LLP

February 5, 2014

CACI International Inc

1100 North Glebe Road

Arlington, Virginia 22201

Re: CACI International Inc Registration Statement on Form S-8

Ladies and Gentlemen:

We are familiar with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by CACI International Inc, a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering by the Company of up to 250,000 shares (the “Shares”) of its common stock, $0.10 par value per share (the “Common Stock”), issuable under the Company’s 2002 Employee Stock Purchase Plan, as amended (the “Plan”).

In arriving at the opinion expressed below, we have examined and relied on the certificate of incorporation and by-laws of the Company, each as amended to date, the records of meetings and consents of the Board of Directors and stockholders of the Company provided to us by the Company, the Registration Statement and the Plan.

In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such examination of law, as we have deemed appropriate as a basis for the opinion expressed below. We express no opinion other than as to the General Corporation Law of the State of Delaware (including applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such Law and such Constitution) and the federal laws of the United States of America. In accordance with Item 8(a) of Form S-8, we express no opinion hereby as to any Shares that are not original issuance securities within the meaning of such Item.

We assume that all Shares will be issued and paid for in accordance with the terms of the Plan and that the purchase price for the Shares will be no less than the par value of the Shares.

Based upon and subject to the foregoing, it is our opinion that, when Shares constituting authorized but previously unissued shares of Common Stock are issued and paid for in accordance with the terms and conditions of the Plan, such Shares will be validly issued, fully paid and non-assessable.

This opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

CACI International Inc

February 5, 2014

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the reference to our firm under the caption, “Interests of Named Experts and Counsel.” In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

FOLEY HOAG LLP

By:	/s/ Dean F. Hanley
a Partner